                                                                      Exhibit 11

Peapod, Inc.
Statement Regarding Computation of Net Loss per Share of Common Stock


                                           Year ended        Three months ended
                                        December 31, 1996      March 31, 1997
                                        -----------------    ------------------
Net Loss                                   $(9,566,507)         $(2,947,087)
                                           ===========          ===========

Weighted average
 Common Shares
  outstanding                               12,526,812           12,615,892

Additional shares
 pursuant to SAB 83
  computation                                  254,009              164,929
                                           -----------          -----------
Shares used in computing
 pro forma net loss
 per share of Common
 Stock                                      12,780,821           12,780,821
                                           ===========          ===========
Pro forma net loss
 per share of Common
  Stock                                    $     (0.75)         $     (0.23)
                                           ===========          ===========